Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer and Corporate Secretary
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES FIRST QUARTER 2009 DIVIDEND

(Bridgehampton, NY – March 31, 2009)  Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”, “BNB”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on April 28, 2009 to shareholders of record as of April 14, 2009.  The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $800 million, and a primary market area of eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. We plan to open new branches in Shirley and Deer Park in the first half of 2009. With this branch network as well as electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Investment services are offered by Bridge Investment Services and title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank has an ongoing, rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.